EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of July 1, 2022 (“Effective Date”), is made and entered into by and between Norwood Financial Corp (“Company”), the parent bank holding company of Wayne Bank (the “Bank”), a Pennsylvania chartered bank, and Lewis J. Critelli (“Consultant”).

WHEREAS, the Company his indicated that it would like to engage the Consultant to work with the Company as a consultant and advisor in order to assist the Company in identification of potential business opportunities for the Company and the Bank; and

WHEREAS, Consultant has indicated his interest in being available to serve the Company as a consultant and advisor on an as needed basis.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 1. Purpose and Availability. The Consultant has notified the Company that as of the Effective Date and thereafter, the Consultant is available to serve the Company as a consultant and advisor on an as needed basis to assist the Company in developing and executing business development activities and strategies, including potential expansion of business opportunities for the Bank and the Company.

Section 2. Consulting Arrangement.

(a) Statement of Services. Consultant shall be available on an as-needed basis upon reasonable prior notice to provide consulting services (“Services”) to the Company as shall be mutually agreed upon between the parties and as outlined in the Statement of Services attached hereto as Appendix A.

(b) Remuneration. During the Consulting Period, as defined hereinafter, the Consultant shall be paid a monthly amount equal to: (i) a retainer of $20,000 per calendar month for his Services, plus (ii) an additional payment of $1,500 per calendar month as a stipend to offset the costs of insurance premiums and technology costs applicable to the Consultant (collectively, the “Consulting Fee”). Following the expiration of the Consulting Period, the Consultant shall continue to receive a Consulting Fee consisting solely of the payment referenced at Section 2(b)(ii) during the remainder of the Restricted Period, as defined at Section 3(b), hereinafter. The Consulting Fee shall be payable on a monthly basis in arrears. Consultant shall be responsible for submitting a monthly invoice to the Company for the Consulting Fee. Such Consulting Fee shall be in addition to any compensation that the Consultant is eligible to receive as a director of the Bank and the Company or any retirement benefits to be paid to the Consultant as a former employee of the Bank and the Company.

(c) Sole Consideration. Except as specifically provided in this Agreement, Consultant shall be entitled to no compensation or benefits from the Company or the Bank with respect to the Services, including, without limitation, any bonus or equity awards or other long-term incentive awards, and shall not be credited with any periods of service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Bank or the Company.

(d) Status as a Consultant and not as an Employee. The Company and Consultant acknowledge and agree that, in performing the Services pursuant to this Agreement, Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of the Bank or the Company. Consultant acknowledges that he is and shall be solely responsible for the payment of all federal, state, and local taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fee. As a consultant, the Consultant acknowledges and agrees that he shall not be entitled to participate in any employee benefit plans of the Company or the Bank; provided, however, nothing shall preclude the Consultant from participating in any employee benefit plans based upon his status as a former employee of the Bank and the Company. The Consultant shall be responsible for maintaining his own personal and business liability insurances. Neither the Company nor the Bank will provide the Consultant with coverage under any workers compensation insurance program.

(e) Term and Termination of Consulting Period. The Agreement shall be in effect commencing on the Effective Date and ending on December 31, 2022 (“Consulting Period”); provided however, either the Company or Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with sixty (60) days prior written notice of such termination (“Termination Date”). In the event of such termination, the Company shall be obligated to pay Consultant any unpaid Consulting Fee for Services previously rendered through the Termination Date. The Consulting Period may be extended by mutual agreement of the parties.

(f) Other Conditions. The Consultant shall not be an officer or employee of the Company or the Bank and shall not be subject to the direct control or supervision by the Company or the Bank with respect to the time spent, research undertaken, or procedures followed in the performance of Services rendered hereunder. Consultant shall exercise a reasonable degree of skill, prudence and care in performing his Services. Consultant shall not enter into agreements or make commitments on behalf of the Company or the Bank without the prior written consent or approval of the President of the Company or the Bank. Consultant shall have no supervisory authority over any employee or officer of the Company or the Bank, nor shall the Company or the Bank be required in any manner to implement any plans or advice provided by the Consultant. During the Consulting Period and for the period of one year following the termination of the Consulting Period, the Consultant will not make any public statements regarding the Company or the Bank with respect to his activities as a Consultant without the prior consent and approval of the Company or the Bank.

Section 3. Restrictive Covenants.

(a) Confidential Information. Consultant acknowledges that in the course of Consultant’s service to and involvement with the Company and the Bank, and their respective affiliates (including any successor entities), Consultant may receive or be granted access to secret, proprietary or confidential information, knowledge or data concerning the Company, the Bank and their respective affiliates’ businesses, strategies, operations, clients, customers, officers, directors or employees, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties. Consultant shall hold in a fiduciary capacity for the benefit of the Company, the Bank and their respective affiliates all secret, proprietary or confidential information, knowledge or data relating to the Company, the Bank or such affiliates, and their respective businesses, which shall have been obtained by Consultant during Consultant’s relationship with the Company, the Bank or any of their affiliates and which shall not be or become public knowledge (other than by acts by Consultant or representatives of Consultant in violation of this Agreement). Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Non-Competition and Non-Solicitation. Consultant agrees that during the period of providing the Company and the Bank with Services under this Agreement and for a period of one year following the termination of this Agreement (collectively, the “Restricted Period”), the Consultant will not provide services as a consultant, employee or member of the board of directors to any financial services enterprises other than the Bank or the Company with offices in the market areas of the Commonwealth of Pennsylvania within the counties of Lackawanna, Luzerne, Monroe, Pike and Wayne, or within the State of New York within the counties of Delaware, Sullivan, Ontario, Otsego and Yates, or any future market areas of the Bank or the Company (defined as the geographic area within fifty (50) miles of any newly established branch office or loan production office opened during the period of this Agreement), including a savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, wealth management company, mortgage company, credit union, consumer or commercial lending or financing company, or similar type financial institution (including, without limitation, a de novo financial institution in its organizational phase), or any direct or indirect subsidiary or affiliate of such entity (collectively, “Financial Services Company”), whose products or activities compete or would compete in whole or in part with the products or activities of the Company, the Bank or any of their subsidiaries. Further, during the Restricted Period, the Consultant will not, directly or indirectly, either for himself or for any Financial Services Company, (i) induce or attempt to induce any employee of the Company, the Bank or their subsidiaries to leave the employ of the Company, the Bank or their subsidiaries, (ii) in any way interfere with the relationship between the Company, the Bank or their subsidiaries and any employee of the Company, the Bank or their subsidiaries, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, the Bank or their subsidiaries, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company, the Bank or their subsidiaries to cease doing business with the Company, the Bank or their subsidiaries, suggest that such party do business with another Financial Services Company other than the Company, the Bank or their subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company, the Bank or their subsidiaries.

(c) Injunctive Relief. The Consultant acknowledges that it is impossible to measure in money the damages that will accrue to the Company or the Bank if the Consultant fails to observe the obligations imposed by this Section 3. Accordingly, if the Company or the Bank institutes an action to enforce the provisions hereof, the Consultant hereby waives the claim or defense that an adequate remedy at law is available to the Company or the Bank, and the Consultant agrees not to assert in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Section 3 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Company’s or the Bank’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information, or violations of the non-compete or non-solicitation provisions herein.

Section 4. Miscellaneous.

(a) Non-Assignability. This Agreement and the duties and responsibilities of the Consultant thereunder may not be assigned by Consultant to any party.

(b) Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.

(c) Entire Agreement. This Agreement contains the entire and complete agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.

(d) Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without regard to conflict of law provisions, except to the extent that the laws of the United States of America shall be deemed to apply.

(e) Tax Withholding and Reporting. The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, and the Company shall report all payments hereunder to all federal, state, or local taxes authorities as it deems necessary.

(f) Disability or Death. In the event of the Disability (as hereinafter defined) or death of Consultant, this Agreement shall terminate without further action by the Company or the Bank; provided that the Company shall nevertheless be obligated to pay the Consultant (or his estate) for any periods of Services performed prior to Disability or death. For purposes of this Agreement, “Disability” means the total and permanent disability of the Consultant within the meaning of the Social Security Act.

(g) Regulatory Exclusions. Notwithstanding anything herein to the contrary, any payments made or to be made to the Consultant pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC Section 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments promulgated thereunder, to the extent such laws and regulations are applicable to the Company and the Bank.

Section 5 Effective Date. This Agreement shall be effective as of the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NORWOOD FINANCIAL CORP

By:	/s/ James O. Donnelly

Name:	James O. Donnelly
Title:	President & CEO

CONSULTANT

/s/ Lewis J. Critelli
Lewis J. Critelli

APPENDIX A:

STATEMENT OF WORK

1. Consultant will provide Wayne Bank and Norwood Financial Corp with consulting advice in the areas of business development, market assessment, new product development and new branch and loan production office site assessment and feasibility studies.

2. Consultant will provide Wayne Bank and Norwood Financial Corp. with consulting advice with respect to recruitment of executive and lending staff, professional development and succession planning.

3. Consultant will provide the President of Wayne Bank and Norwood Financial Corp with advice and project support related to community relations, branding, implementation of effective community advisory board programs and related matters as requested.